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                                                              EXHIBIT NO. 99.11

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 18 to Registration Statement No. 2-74959 of MFS Government Securities Fund of our report dated October 6, 1995 appearing in the semiannual report to shareholders for the six months ended August 31, 1995, and to the references to us under the headings "Condensed Financial Information" in the Supplement to the Prospectus and Statement of Additional Information and "Independent Accountants and Financial Statements" in the Supplement to the Statement of Additional Information, which are a part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP
Boston, Massachusetts
March 25, 1996